.

Rise Gold Closes US$3,000,000 Financing

February 21, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") announces that it has completed the second and final tranche of the non-brokered private placement announced in its January 18 and 25, 2023 news releases (the "Financing"). The Company raised a total of US$3,000,000 through the sale of 7,500,000 Units.

The Company previously announced the first closing of the Financing on February 1, 2023, for a total of US$1,779,626 through the sale of 4,449,066 units.

The Company has closed a second tranche of the Financing. In this tranche, the Company raised a total of US$1,220,374 through the sale of 3,050,934 units (each a "Unit") at a price of US$0.40 per Unit (~CDN$0.55 per Unit), with each Unit comprising one share of common stock (a "Share") and one-half of one share purchase warrant. Each whole warrant (a "Warrant") entitles the holder to acquire one Share at an exercise price of US$0.60 until February 17th, 2025. The Company paid a total of ~US$1,420 in finder's fees and issued a total of 3,540 finder's warrants, where each finder's warrant entitles the holder to acquire one Share at a price of US$0.60 until February 17, 2025.

A corporate entity owned by Michael Gentile subscribed for 462,000 Units of the Financing. Mr. Gentile has an extensive institutional money management background and is an active and strategic investor in the junior mining sector. Mr. Gentile owns significant stakes in over 20 small-cap exploration companies. As a result of the acquisition, Mr. Gentile beneficially owns ~5.3% of Rise Gold's issued and outstanding Shares.

Certain directors of Rise Gold, directly, through entities controlled by them, or through entities for which they exercise control or direction over investment decisions, purchased an aggregate of 917,936 Units for gross proceeds of US$367,174. The participation of each of these directors in the Financing constitutes a "related party transaction" under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions ("MI 61-101"). Rise Gold is relying on exemptions from the formal valuation requirements of section 5.4 of MI 61-101 and minority shareholder approval requirements of section 5.6 of MI 61-101. As the fair market value of the related party's participation is not more than 25% of Rise Gold's market capitalization, the related party transactions are exempt from the formal valuation requirements pursuant to subsection 5.5(a) of MI 61-101 and from the minority approval requirements pursuant to subsection 5.7(1)(a) of MI 61-101. A material change report, as contemplated by the related party transaction requirements under MI 61-101, was not filed more than 21 days prior to closing as the extent of related party participation in the Financing was not known until shortly prior to the closing.

All securities issued pursuant to the Financing are subject to statutory hold periods in accordance with applicable United States and Canadian securities laws. Under Canadian securities laws the securities are subject to a hold period expiring on June 18,, 2023. Rise Gold will use the proceeds from the Financing for the advancement of the Idaho-Maryland Mine Project, debt repayment, and for general working capital.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Closing of Debt Renegotiation

The Company announces that it has finalized a renegotiated debt agreement with Eridanus Capital LLC ("Eridanus") as previously announced in its January 27, 2023 news release. The Company has agreed to pay US$250,000 to Eridanus to reduce the outstanding loan and issue 575,000 share purchase warrants (the "Eridanus Warrants") to Eridanus. The maturity date of the loan has been extended by one year to September 4, 2024 and the interest rate has been reduced to 15% for a period of 12 months following the date of issuance of the Eridanus Warrants. Each Eridanus Warrant entitles the holder to acquire one share at an exercise price of US$0.60 for a period of two years from the date of issuance. The Eridanus Warrants and any shares acquired upon exercise of the Eridanus Warrants will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to, among other things, its ongoing business operations.  These risks are related to a number of factors including, without limitation, obtaining all necessary regulatory approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. The Company undertakes no obligation to update forward-looking statements or information except as required by law.